Exhibit 10.5
RADIAN GROUP INC.
EQUITY COMPENSATION PLAN
RESTRICTED STOCK UNIT GRANT
TERMS AND CONDITIONS
These Terms and Conditions (“Terms and Conditions”) are part of the Restricted Stock Unit Grant made as of May 13, 2020 (the “Grant Date”), by Radian Group Inc., a Delaware corporation (the “Company”), to #ParticipantName#, an employee of the Company (the “Grantee”).
RECITALS
WHEREAS, the Radian Group Inc. Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units in accordance with the terms and provisions of the Plan;
WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan; and
WHEREAS, the applicable provisions of the Plan are incorporated into these Terms and Conditions by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Grant of Restricted Stock Units.
The Company hereby awards to the Grantee #QuantityGranted# Restricted Stock Units (hereinafter, the “Restricted Stock Units”), subject to the vesting and other conditions of these Terms and Conditions.
2.Vesting.
(a)General Vesting Terms. Provided the Grantee remains employed by the Company or a Subsidiary through the applicable vesting date set forth in this Section 2 (the “Vesting Date”) and meets all applicable requirements set forth in these Terms and Conditions, the Restricted Stock Units awarded under these Terms and Conditions shall vest as follows, except as set forth in Sections 2(b), 2(c), 2(d) and 2(e) below (the period over which the Restricted Stock Units vest is referred to as the “Restriction Period”):

Vesting Date	Vested Restricted Stock Units
1st Anniversary of the Grant Date	33% of the awarded Restricted Stock Units
2nd Anniversary of the Grant Date	33% of the awarded Restricted Stock Units
3rd Anniversary of the Grant Date	34% of the awarded Restricted Stock Units
(b)Retirement.
(i)If the Grantee terminates employment during the Restriction Period because of the Grantee’s Retirement, the Grantee’s Restricted Stock Units will automatically vest in full on the date of such termination of employment.
(ii)For purposes of these Terms and Conditions, “Retirement” shall mean the Grantee’s separation from service without Cause, other than on account of death or Disability (as defined below), (A) following the Grantee’s attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (B) following the Grantee’s attainment of age 55 and completion of 10 years of service with the Company or a Subsidiary.
(iii)For purposes of these Terms and Conditions, “Cause” shall mean the Grantee’s (A) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances), (B) fraud, dishonesty, theft, or misappropriation of funds in connection with the Grantee’s duties with the Company and its Subsidiaries, (C) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time, (D) gross negligence or willful misconduct in the performance of the Grantee’s duties with the Company and its Subsidiaries, or (E) a breach of any written confidentiality, nonsolicitation, or noncompetition covenant with the Company or an Affiliate, in each case as determined in the sole discretion of the Committee. In the event that the Committee determines that the Grantee engaged in any of the foregoing activities that are grounds for termination for Cause at any time, the Committee may determine that the Grantee’s termination of employment was a termination for Cause, even if not so designated at the date of termination.
(c)Involuntary Termination.
(i)Except as set forth in Section 2(e) below, if the Grantee terminates employment on or before the first Vesting Date because of an Involuntary Termination, 33% of the Grantee’s Restricted Stock Units will automatically vest on the date of such termination of employment and the remaining unvested Restricted Stock Units shall be immediately forfeited. If the Grantee terminates employment during the Restriction Period and after the first Vesting Date because of an Involuntary Termination, the Grantee’s Restricted Stock Units will automatically vest in full on the date of such termination of employment.
(ii)For purposes of these Terms and Conditions, the term “Involuntary Termination” shall mean the Grantee’s separation from service from the Company and its Subsidiaries on account of a termination by the Company or a Subsidiary without Cause, other than on account of Retirement, death or Disability; provided the Grantee signs and does not revoke a release and waiver of claims in favor of the Company and its Affiliates in a form provided by the Company or Subsidiary, as applicable. A termination by the Grantee for Good Reason under the Grantee’s executive severance agreement shall be deemed to be an Involuntary Termination. For purposes of these Terms and Conditions, “Good Reason” shall have the meaning assigned to it in the Grantee’s executive severance agreement.
(d)Death or Disability. In the event of the Grantee’s death or Disability while employed by the Company or a Subsidiary during the Restriction Period, the Grantee’s Restricted Stock Units will automatically vest in full on the date of the Grantee’s death or Disability, as applicable. For purposes of these Terms and Conditions, the term “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company or a Subsidiary, as applicable, and that meets the requirements of a disability under section 409A of the Code, provided that the Grantee completes 30 days of active service with the Company at any time after the Grant Date and prior to the first Vesting Date. The date of Disability for purposes of these Terms and Conditions is the date on which the Grantee commences to receive such long-term disability benefits. In the event that the Grantee is not in active service on the Grant Date (for example, on account of short-term disability) and the Grantee does not return to the Company and complete 30 days of active service with the Company prior to the first Vesting Date, the award will be forfeited.
(e)Change of Control. Notwithstanding the foregoing, if, during the Restriction Period, a Change of Control occurs and the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause, or the Grantee terminates employment for Good Reason, and the Grantee’s date of termination of employment (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason) occurs during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the unvested Restricted Stock Units will automatically vest as of the Grantee’s date of termination of employment (or, if later, on the date of the Change of Control).
(f)Other Termination. Except as provided in Sections 2(b), 2(c), 2(d) and 2(e), in the event of a termination of employment, the Grantee will forfeit all Restricted Stock Units that do not vest either before the termination date or on the termination date associated with such termination. Except as provided in Section 2(e), no Restricted Stock Units will vest after the Grantee’s employment with the Company or a Subsidiary has terminated for any reason. For clarification purposes, in the event the Grantee’s employment is terminated by the Company or a Subsidiary for Cause, the outstanding Restricted Stock Units held by such Grantee shall immediately terminate and be of no further force or effect.
3.Restricted Stock Units Account.
The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.
4.Dividend Equivalents.

        Dividend equivalents shall accrue with respect to the Grantee’s Restricted Stock Units and shall be payable subject to the same vesting terms and other conditions as the Restricted Stock Units to which they relate. Dividend equivalents shall be credited on the Restricted Stock Units when dividends are declared on shares of Common Stock from the Grant Date until the payment date for the vested Restricted Stock Units. The Company will keep records of dividend equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested dividend equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Restricted Stock Units. If and to the extent that the underlying Restricted Stock Units are forfeited, all related dividend equivalents shall also be forfeited. For the avoidance of doubt, if the Grantee elects to defer payment of the Restricted Stock Units under a Company deferred compensation plan, the payment date for accrued dividend equivalents will be determined based on the terms of the applicable deferred compensation plan.
5.Conversion of Restricted Stock Units.
(a)Except as otherwise provided in this Section 5, if the Restricted Stock Units vest in accordance with Section 2(a), the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 90 days after the applicable Vesting Date.
(b)The vested Restricted Stock Units shall be paid earlier than the applicable Vesting Date in the following circumstances:
(i)If the Restricted Stock Units vest in accordance with Section 2(b) (Retirement), Section 2(c) (Involuntary Termination), or Section 2(d) (death or Disability), the Grantee shall receive payment of the vested Restricted Stock Units within 90 days after the date of the Grantee’s termination of employment on account of Retirement, Involuntary Termination or death, or the date of Disability, as applicable.
(ii)If a Change of Control occurs and the Grantee’s employment terminates in accordance with Section 2(e), the Grantee shall receive payment of the vested Restricted Stock Units within 90 days after the date of the Grantee’s termination of employment (or, if later, on the date of the Change of Control).
(c)On the applicable payment date, each vested Restricted Stock Unit credited to the Grantee’s account shall be settled in whole shares of Common Stock of the Company equal to the number of vested Restricted Stock Units, subject to compliance with the six-month delay described in Section 17 below, if applicable, and the payment of any federal, state, local, or foreign withholding taxes as described in Section 13 below, and subject to compliance with the restrictive covenants in Section 7 below. The obligation of the Company to distribute shares shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 15 below.

(d)Notwithstanding the foregoing, if the Grantee elects to defer payment of the Restricted Stock Units under the Company’s applicable deferred compensation plan, payment shall be made in the form and at the time specified under such plan.
6.Certain Corporate Changes.
If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under these Terms and Conditions, the Committee shall adjust, as provided in the Plan, the number and class of shares underlying the Restricted Stock Units held by the Grantee to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 6 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with section 409A of the Code.
7.Restrictive Covenants.
(a)The Grantee acknowledges and agrees that, during and after the Grantee’s employment with the Company or any of its Affiliates, the Grantee will be subject to, and will comply with, the applicable confidentiality and other terms specified in the Company’s Code of Conduct and Ethics, including terms applicable to former employees. A copy of the Code of Conduct and Ethics has been provided to the Grantee and can be accessed on the Company’s intranet. The Code of Conduct and Ethics, including any future revisions to the Code of Conduct and Ethics, are incorporated into and made a part of these Terms and Conditions as if fully set forth herein.
(b)The Grantee acknowledges that the Grantee’s relationship with the Company and its Affiliates is one of confidence and trust such that the Grantee is, and may in the future be, privy to and/or the Grantee will develop Confidential Information and Trade Secrets of the Company or any of its Affiliates. Subject to the provisions of subsection (j), the Grantee agrees that, at all times during the Grantee’s employment and after the Grantee’s employment with the Company or any of its Affiliates terminates for any reason, whether by the Grantee or by the Company or any of its Affiliates, the Grantee will hold in strictest confidence and will not disclose, use, or publish any Confidential Information and Trade Secrets, except as and only to the extent such disclosure, use, or publication is required during the Grantee’s employment with the Company or any of its Affiliates for the Grantee to fulfill the Grantee’s job duties and responsibilities to the Company or any of its Affiliates. At all times during the Grantee’s employment and after the Grantee’s termination of employment, the Grantee agrees that the Grantee shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information and Trade Secrets. The Grantee hereby assigns to the Company any rights the Grantee may have or acquire in Confidential Information and Trade Secrets, whether developed by the Grantee or others, and the Grantee acknowledges and agrees that all Confidential Information and Trade Secrets shall be the sole property of the Company and its assigns. For purposes of these Terms and Conditions, “Confidential Information and Trade

Secrets” shall mean information that the Company or any of its Affiliates owns or possesses, that the Company or any of its Affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or any of its Affiliates, that the Company or any of its Affiliates treat as proprietary, private, or confidential, and that is not generally known to the public.
(c)The Grantee acknowledges and agrees that, during the Grantee’s employment with the Company or any of its Affiliates, and for the 12 month period immediately following the Grantee’s termination of employment for any reason, and subject to subsection (l) below (the “Restricted Period”), the Grantee will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity within the United States whose primary business involves or is related to providing any mortgage- or real estate-related service or product that, during the Grantee’s employment, the Company or any of its Affiliates provides or is actively engaged in developing through the use of Confidential Information and Trade Secrets; provided however, the foregoing restriction shall only apply to such service or product for which the Grantee has had access to Confidential Information and Trade Secrets or otherwise has had active involvement. The Grantee further agrees that, given the nature of the business of the Company and its Affiliates and the Grantee’s position with the Company, a nationwide geographic scope is appropriate and reasonable.
(d)The Grantee acknowledges and agrees that, during the term of the Grantee’s employment by the Company or any of its Affiliates and during the Restricted Period, the Grantee shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company or any of its Affiliates, (ii) solicit or attempt to solicit any employee of the Company or any of its Affiliates to become an employee, consultant, or independent contractor to, for, or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company or any of its Affiliates to change or terminate his or her relationship with the Company or any of its Affiliates, unless in each case more than six months shall have elapsed between the last day of such person’s employment or service with the Company or any of its Affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Grantee, such hiring or solicitation shall be conclusively presumed to be a violation of these Terms and Conditions; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Grantee, or by a headhunter employed by such entity, which does not involve the Grantee, shall not be a violation of this subsection (d).
(e)The Grantee covenants and agrees that, during the term of the Grantee’s employment by the Company or any of its Affiliates and during the Restricted Period, the Grantee shall not, either directly or indirectly through others:
(i) solicit, divert, appropriate, or do business with, or attempt to solicit, divert, appropriate, or do business with, any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee’s date of termination or any actively sought prospective customer of the Company or any of its

Affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or any of its Affiliates during the Grantee’s employment with the Company or any of its Affiliates; or
(ii) encourage any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee’s date of termination to reduce the level or amount of business such customer conducts with the Company or any of its Affiliates.
(f)The Grantee acknowledges and agrees that the business of the Company and its Affiliates is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company or any of its Affiliates at significant expense and effort, and that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company or any of its Affiliates.
(g)The parties to these Terms and Conditions acknowledge and agree that any breach by the Grantee of any of the covenants or agreements contained in this Section 7 will result in irreparable injury to the Company or any of its Affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its Affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the forfeiture requirements set forth in subsection (h) below) to seek to enforce this Section 7 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its Affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in this Section 7. The Grantee agrees that in any action in which the Company or any of its Affiliates seeks injunction, specific performance, or other equitable relief, the Grantee will not assert or contend that any of the provisions of this Section 7 are unreasonable or otherwise unenforceable. The Grantee irrevocably and unconditionally (i) agrees that any legal proceeding arising out of these Terms and Conditions may be brought only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the sole and exclusive jurisdiction and venue of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Grantee also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.
(h)The Grantee acknowledges and agrees that in the event the Grantee breaches any of the covenants or agreements contained in this Section 7 or the Grantee’s employment is terminated by the Company or an Affiliate for Cause, including a determination by the Committee that the Grantee has engaged in any activity, at any time, that would be grounds for termination of the Grantee’s employment for Cause:
(i) The Committee may in its discretion determine that the Grantee shall forfeit the outstanding Restricted Stock Units (without regard to whether the Restricted Stock Units have vested, except as to the vested shares where forfeiture of vested shares is expressly prohibited by law), and the outstanding Restricted Stock Units shall immediately terminate, and
(ii) The Committee may in its discretion require the Grantee to return to the Company any shares of Common Stock received in settlement of the Restricted Stock Units; provided, that if the Grantee has disposed of any shares of Common Stock received upon settlement of the Restricted Stock Units, then the Committee may require the Grantee to pay to the Company, in cash, the Fair Market Value of such shares of Common Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this subsection (h)(ii) within (x) 180 days after the Committee’s discovery of the Grantee’s breach of any of the covenants or agreements contained in this Section 7, or (y) within 180 days after the later of (A) the Grantee’s termination of employment by the Company or an Affiliate for Cause, or (B) the Committee’s discovery of circumstances that, if known to the Committee, would have been grounds for termination for Cause; provided, however, that this right of recoupment shall not limit the Board’s recoupment authority under any applicable clawback or recoupment policy of the Board.
(i)If any portion of the covenants or agreements contained in this Section 7, the specific forfeiture provisions related to vested shares, or the application thereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 7 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 7 shall survive the termination of the Grantee’s employment with the Company or any of its Affiliates and shall survive the termination of these Terms and Conditions.
(j)Nothing in these Terms and Conditions, including any restrictions on the use of Confidential Information and Trade Secrets, shall prohibit or restrict the Grantee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state, or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of Confidential Information and Trade Secrets, the Grantee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(k)Nothing in these Terms and Conditions shall be deemed to constitute the grant of any license or other right to the Grantee in respect of any Confidential Information and Trade Secrets or other data, tangible property, or intellectual property of the Company or any of its Affiliates.
(l)Should the Grantee violate any of the restrictive covenants of these Terms and Conditions, then the period of the Grantee’s breach of such covenant (“Violation Period”) shall stop the running of the corresponding Restricted Period. Once the Grantee resumes compliance with the restrictive covenant, the Restricted Period applicable to such covenant shall be extended for a period equal to the Violation Period so that the Company enjoys the full benefit of the Grantee’s compliance with the restrictive covenant for the duration of the corresponding Restricted Period.
(m)In the event of a conflict between the terms of the confidentiality, non-competition or non-solicitation covenants in this Section 7 and a confidentiality, non-competition or non-solicitation covenant in a prior stock option, restricted stock unit or other equity grant agreement between the Grantee and the Company, the confidentiality, non-competition and non-solicitation covenants in this Section 7 shall control as of the Grant Date.
8.No Stockholder Rights.
The Grantee has no voting rights and no other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units, except as otherwise provided in Section 4.
9.Retention Rights.
Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment or service at any time.
10.Cancellation or Amendment.
This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.
11.Notice.
Any notice to the Company provided for in these Terms and Conditions shall be addressed to it in care of the Corporate Secretary of the Company, 1500 Market Street, Philadelphia, PA 19102, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or a Subsidiary thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of these Terms and Conditions, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.
12.Incorporation of Plan by Reference.
These Terms and Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under these Terms and Conditions constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, these Terms and Conditions, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1500 Market Street, Philadelphia, PA 19102.
13.Income Taxes; Withholding Taxes.
The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to these Terms and Conditions. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Restricted Stock Units, including by withholding shares of the Company’s Common Stock, an amount equal to the federal (including FICA), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units. Without limiting the foregoing, upon payment of the Restricted Stock Units, the Company may withhold shares subject to the vested Restricted Stock Units to cover any of the applicable withholding for related FICA tax and income tax liabilities.
14.Governing Law.
The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.
15.Grant Subject to Applicable Laws and Company Policies.
These Terms and Conditions shall be subject to any required approvals by any governmental or regulatory agencies. This award of Restricted Stock Units shall also be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in these Terms and Conditions to the contrary, the Plan, these Terms and Conditions, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify these Terms and Conditions and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.
16.Assignment.
These Terms and Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.
17.Section 409A.
This award of Restricted Stock Units is intended to be exempt from or comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in these Terms and Conditions to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and the Restricted Stock Units become vested and settled upon the Grantee’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the Committee), if required pursuant to section 409A of the Code. If payment is delayed, the shares of Common Stock of the Company shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Restricted Stock Units may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of these Terms and Conditions would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. If the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and payment is subject to the execution of a release of claims in favor of the Company and its Affiliates, and if payment with respect to the Restricted Stock Units that is subject to the execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Grant Date set forth above.

RADIAN GROUP INC.
By:	/s/ ANITA SCOTT
Name:	Anita Scott
Title:	VP, Chief Human Resources Officer

By electronically acknowledging and accepting this award of Restricted Stock Units following the date of the Company’s electronic notification to the Grantee, the Grantee (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that he or she has read the Award Summary delivered in connection with this grant of Restricted Stock Units and these Terms and Conditions and understands the terms and conditions of them, (c) accepts the award of the Restricted Stock Units described in these Terms and Conditions, (d) agrees to be bound by the terms of the Plan and these Terms and Conditions, and (e) agrees that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.